EXHIBIT 99.1

                                  NEWS RELEASE

                                                              Company Contacts:
                                      Investors: Frank Hopkins or Chris Paulsen
                                     Media and Public Affairs:   Susan Spratlen
                                                                (972) 444-9001

  Pioneer Announces Sale of Non-Strategic Canadian Properties for $207 Million

Dallas, Texas, April 28, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that its Canadian subsidiary has signed a definitive agreement for the sale of its Martin Creek, Conroy Black and Lookout Butte oil and gas properties to Ketch Resources Ltd. (TSE:KER.UN) for proceeds of approximately $207 million. The transaction is expected to close by May 31, 2005 with a March 1, 2005 effective date and is subject to normal closing conditions.

Pioneer announced that it was initiating a process to divest these three non-strategic Canadian properties late last year. As of the effective date, the properties' net proved reserves were estimated to be approximately 9 million barrels oil equivalent (BOE) and current net production is averaging approximately 3,000 BOE per day. Tristone Capital acted as Financial Advisor for this transaction with TD Securities as Lead Strategic Advisor and Scotia Capital as Strategic Advisor.

Scott D. Sheffield, Pioneer's Chairman and CEO, stated, "We had strong interest in the divestiture package and are very pleased with the sales price. Combined with our excess cash flow and proceeds from the volumetric production payment transactions we closed earlier this year, the proceeds significantly enhance our financial flexibility. By divesting these non-strategic properties, our Canadian team can now focus all of their efforts on increasing the value of our remaining core areas."

Pioneer is retaining its core areas in Canada, the Chinchaga natural gas and the Horseshoe Canyon coalbed gas fields, where it has an extensive inventory of drilling locations. The Company recently completed its largest-ever winter drilling campaign in Canada, drilling 56 wells. During the summer drilling season, Pioneer plans to drill up to 100 wells to assess the potential of its extensive Horseshoe Canyon coalbed acreage position.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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